Exhibit 14

PARK NATIONAL CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

Adopted by the Board of Directors
January 16, 2001

Most Recently Reviewed by the Policy Owner
April 15, 2021

Most Recently Approved by the Board of Directors
April 23, 2021

If you have any comments or suggestions regarding the Code of Business Conduct and Ethics, contact Mark Miller at (614) 907-9091. If you have comments or suggestions on overall policy administration or governance, contact Brady Burt at (740) 322-6844.

Park National Corporation ("Park") is judged by the collective and individual performance of the directors/ advisory board members (together, the “directors”), officers, associates, and agents of Park and its subsidiaries, including the divisions of The Park National Bank (“PNB”) and Guardian Financial Services Company. Collectively, Park and all of its subsidiaries are referred to as the “Company”. Thus, these individuals traditionally have recognized that their first duty to the Company is to act in a manner that merits public trust and confidence.

As professionals, the Company's directors, officers, associates, and agents have earned a reputation for integrity and competence. They have been guided and judged by the highest standards of conduct. Over the years, these standards have been reaffirmed, despite new challenges and ever-changing social values. Integrity, honesty, public trust and confidence have served as crucial tests of our service and success.

This Code of Business Conduct and Ethics (this "Code of Ethics") has been adopted by the Board of Directors of Park to demonstrate to the public and the Company's various constituents the importance that Park's Board of Directors and leaders place on ethical conduct. This Code of Ethics is intended to set forth the Company's expectations for the conduct of ethical business practices by the Company’s directors, officers, associates, and agents to promote advance disclosure and review of potential conflicts of interest and similar matters, to protect and encourage the reporting of questionable behavior, to foster an atmosphere of self-awareness and prudent conduct and to discipline appropriately those who engage in improper conduct. This Code of Ethics is not presented to expand upon or change the ethical standards of the Company’s directors, officers, associates, and agents. It is not intended to be all-inclusive, and cannot address every situation that might arise. Rather its purpose is to reduce to writing many of the patterns of conduct that are expected at the Company. It represents a set of minimum standards. It is important to remember that our good reputation emerges from many actions and can be jeopardized by one.

You are required to read this Code of Ethics carefully. Should it be unclear, please seek guidance from the Head of Corporate Services, the Chief Auditor of Park, Park’s Chairman of the Board (“Chairman”), Park’s Chief Executive Officer (“CEO”) or Park’s President for in matters such as these, appearance is often as important as reality. It is not only the letter but the spirit of the commitment that is important.

On an annual basis, directors and officers of the Company must re-read this Code of Ethics and provide written verification of such review by signing an appropriate acknowledgment form. New associates of the Company must read this Code of Ethics and sign the appropriate acknowledgment form during their orientation meeting. On an annual basis, all associates of the Company must re-read this Code of Ethics and provide written verification of such review by signing an appropriate acknowledgment form.

If any associate wishes to anonymously report violations of this Code of Ethics, the Company has established the PRK Improvement Line, a confidential hotline which can be accessed at 1-800-418-6423, extension 775. In addition to reporting via telephone, associates may report online via www.securityvoice.com/reports. Both the telephone and online reporting methods are confidential, and an outside company is used to transmit the information to appropriate Park management. (In some cases, the Chair of the Audit Committee of the Board of Directors of Park (the “Audit Committee”) and/or the full Park Audit Committee may receive such information directly.) However, any e-mail that originates from a Company e-mail address (e.g., an associate’s work e-mail) could be tracked later through computer system documentation, so for maximum confidentiality, it is suggested that a personal home computer be used for the online method of reporting.

Confidential Information
Perhaps the most crucial area of concern for bankers and regulatory authorities is the use and/or abuse of confidential information. Financial institutions by their very nature are privy to customers' business plans, forecasts, decisions, and problems. Bankers receive this information as an aid to providing more efficient, more knowledgeable service … and for no other reason.

The use of such information for one's own, or another’s, personal benefit constitutes an abuse which subjects an individual and the financial institution to statutory penalties.

Financial institutions also possess considerable information which, though not necessarily confidential by nature, must nonetheless be treated confidentially if the right of privacy of customers and staff is to be safeguarded.

Therefore, confidential information with respect to the Company’s customers and suppliers acquired by an officer, director, associate, or agent of the Company, through his or her association with the Company, is considered to be privileged and must be held in the strictest confidence. It is to be used solely for the intended Company and/or customer purposes and not as a basis for personal gain by the officer, director, associate, or agent. It must also be protected from misuse that could result in identity theft. In no case shall such information be transmitted to or accessed by (1) persons outside the Company, including family members or other acquaintances, or (2) any officers, directors, associates, or agents of the Company who do not have a legitimate business need to know such information in discharging their respective duties. It is recognized that there may be a need to discuss confidential information with outside legal counsel, bank regulatory agencies or others, but this should be done only if there is a legitimate business or legal need to do so.

Computers and other technological devices enable access to information with greater ease and thus great care is to be taken in following security measures and processes that limit access to confidential or sensitive information involving a customer and/or the Company. Any unauthorized access, update or use of the Company’s systems or data is strictly prohibited. Each director, officer, associate and agent of the Company entrusted with access to the Company’s data systems, or authorized to update such systems, is responsible for protecting the integrity of such systems, including the data contained therein, and may only divulge information related to such systems or data to those having a legitimate business need for access to the relevant data systems or data, and agree to the restrictions on Confidential Information provided in this section of this Code of Ethics. Information relating to a customer or the Company is only to be accessed by an officer, associate, or agent of the Company if necessary to perform his/her job and without conflict of interest. In addition, confidential information is to be protected from access by others through consistent use of user names and passwords, and protection of such user names and passwords from use by others inside and outside of the Company.

The restrictions in this section of this Code of Ethics shall also apply to the reports and statements prepared for use in the Company’s business and not generally released. The disclosure of material, non-public information to others can lead to significant legal consequences, fines, and punishment as well as termination of employment. “Material, non-public information” means, generally, any inside information pertaining to the Company or the Company’s customers or suppliers that has not been made public and that a reasonable investor would consider important in making an investment decision (i.e., deciding to buy, hold or sell any security). Only specifically authorized representatives of the Company may discuss any aspect of the Company’s business with the news media or the investment community. Officers, directors, associates, and agents of the Company may not under any circumstances provide information or discuss matters involving the Company with the news media or investment community even if contacted directly by a media organization or investor. All such contact or inquiries must be referred to Park’s Chairman, Park’s CEO and/or Park’s President, or their respective designee(s).

The provisions of this Code of Ethics apply to any social, mobile, digital or other communication channel in which an affiliation or connection with Park or any of its subsidiaries (including the divisions of PNB) has been made or indicated. By example, this means that this Code of Ethics applies to Facebook, Instagram, LinkedIn or Twitter accounts, blogs and related links where associates have referenced Park or any of its subsidiaries (including the divisions of PNB) as an employer or indicated an affiliation with Park or any of its subsidiaries (including the divisions of PNB). See also the Acceptable Use Policy for additional guidance on this topic.

Privacy Principles
The Company is committed to protecting customer privacy and the confidentiality of all customer information. The Company follows the American Bankers Association’s “Principles of Banking”, as described below:

1. Recognition of a Customer’s Expectation of Privacy The Company will recognize and respect the privacy expectations of our customers and explain principles of financial privacy to our customers in an appropriate fashion.

2. Collection, Retention and Use of Customer Information
The Company will collect, retain, and use information about individual customers only where we reasonably believe it would be useful (and allowed by law) to administer our business and to provide products, services and other opportunities to our customers.

3. Maintenance of Accurate Information
The Company will maintain procedures so that our customers’ financial information is accurate, current and complete in accordance with reasonable commercial standards. We will also respond to requests to correct inaccurate information in a timely manner.

4. Limiting Associate Access to Information
The Company will take reasonable steps to limit access by our associates to personally identifiable information to those with a business reason for knowing such information. We will continue to educate our associates so that they will understand the importance of confidentiality and customer privacy. We will also take appropriate disciplinary measures to enforce associate privacy responsibilities.

5. Protection of Information via Established Security Procedures
The Company will maintain appropriate security standards and procedures regarding unauthorized access to customer information.

6. Restrictions on the Disclosure of Account Information
The Company will not reveal specific information about customer accounts or other personally identifiable data to unaffiliated third parties for their independent use, except for the exchange of information with reputable information reporting agencies to maximize the accuracy and security of such information in the performance of bona fide corporate due diligence, unless (1) the information is provided to help complete a customer-initiated transaction; (2) the customer requests such disclosure; (3) the disclosure is required or allowed by any applicable law, rule or regulation (i.e., subpoena, investigation of fraudulent activity, etc.); or (4) the customer has been informed about the possibility of such disclosure for marketing or similar purposes through a prior communication and is given the opportunity to decline (i.e., "opt out").

7. Maintaining Customer Privacy in Business Relationships with Third Parties
If personally identifiable customer information is provided to a third party, the Company will insist that the third party adhere to Privacy Principles as comprehensive and strict as those of the Company that provide for keeping such information confidential.

8. Disclosure of Privacy Principles to Customers
The Company will devise methods of providing our customers with an understanding of our privacy policies.

Company Assets and Intellectual Property
Company-owned assets (including but not limited to documents, electronic files, reports, and records) and intellectual property (including but not limited to inventions, business ideas, unique products, methodologies, and business strategies) are only to be used for corporate purposes and not for personal use or gain. All officers, directors, associates, and agents are required to safeguard the Company’s property.

Conflicts of Interest
As directors, officers, associates, and agents within a financial services organization, we assume a duty to our communities, our customers and our shareholders. Such duty is to act in all matters in a manner that will merit public trust and confidence. This duty extends to all activities -- both personal and professional. Each person associated with the Company is expected to direct his or her personal conduct in a manner which will bring credit to the Company and to avoid any action which would discredit it.

In the exercise of privileges and authority arising from employment or other association with the Company, two fundamental principles apply: directors, officers, associates, and agents, when acting for, on behalf of, or in the name of the Company, will place the interests of the Company ahead of their own private interests, and directors, officers, associates, and agents have a duty to make full disclosure of any situation in which their private interests create a conflict or potential conflict with those of the Company.

Conflicts of interest occur when business judgments or decisions may be influenced by personal interests not shared by the organization as a whole. A conflict situation may, for example, arise when an individual, or a member of the individual’s family, has an interest in a transaction to which the Company is a party, competes with the Company or takes advantage of an opportunity that belongs to the Company.

When a conflict of interest or potential conflict of interest arises, an officer, director, associate, or agent has a duty to place the Company's interests above his or her own personal interests. It is essential in those instances where a business decision or practice by an officer, director, associate, or agent of the Company may appear to have been made to advance a personal interest, that the decision be approved by the independent and "disinterested" officers or directors of the Company. Thus, if an associate faces a potential conflict of interest, the associate must report the potential conflict of interest to the President of the applicable division of PNB or a member of the Park Council for his or her review and approval. Any action or transaction in which the personal interest of an officer, director, associate, or agent of the Company may be in conflict with the interests of the Company must be promptly reported to the Chair of the Park Audit Committee or through the PRK Improvement Line (see page 2). The Park Audit Committee shall review and oversee all actions and transactions which involve the personal interest of an associate, officer, or director and shall have the right to determine in advance that any such action or transaction does not constitute a conflict of interest in violation of this Code of Ethics.

For example, it is considered a conflict of interest, which could result in termination of employment, if an associate of the Company makes a loan, prepares and/or processes any type of transaction (e.g., opens an account, completes a loan application, or processes withdrawals, deposits, check cashing or payments), or waives fees and/or service charges for his/her own personal loans, accounts, or transactions, or those of family members or intimate partners and persons living in the same household (roommate, boyfriend, girlfriend, etc.); or otherwise influences another associate to prepare or process a transaction for which there is no direct request from the customer.
The use of the Company’s internal systems to view customer account information without a business need, or viewing accounts of family members, close friends or intimate partners on which the associate is not an owner/signer, is prohibited, even if done at the request of the account owner. The associate should direct the inquiry to another associate or supervisor.
Viewing account information as part of a transaction in which the associate is personally involved (such as viewing loan information when party to the transaction personally) is prohibited.
The use of the Company’s internal systems cannot be used to transact personal business, such as ordering a debit card or changing an address. In those situations, the associate becomes a customer and must have another associate or supervisor complete the request, even though such associate may normally have authority and access under such associate’s normal job responsibilities.
The Company encourages associates to use online banking, mobile banking, and Retail Branch Banking available to the Company’s customers for their respective personal banking business needs.
It is each associate’s responsibility to exercise prudence and good judgment when making loans or processing transactions to or for anyone whose personal relationship with the associate may influence his/her judgment.

This policy is not meant to discourage family members and/or friends of associates from banking with our Company. They should be afforded the same excellent service as other customers.
Associates may not fill in a permanent password for a customer in the process of opening an account or log in on behalf of the customer; associates must ensure that such passwords are known to the customer only. Associates may not obtain cash on behalf of a customer without the customer being physically present. Dual control must be followed. Refer to the security standards for safekeeping currency for more details.

Additional direction on this subject is provided in the “Conflicts of Interest” booklet within the “Asset Management” series of the Comptroller’s Handbook (Office of the Comptroller of the Currency, January 2015).

Outside Activities
No outside activity may interfere or conflict with the interest of the Company. Acceptance of outside employment, election to directorships of other for-profit enterprises, representation of customers in their dealings with the Company and participation in the affairs of all outside organizations carry possibilities of conflict of interest. No associate of the Company may serve as an officer or director (or in a similar capacity) of any for-profit enterprise without obtaining written approval in advance from Park’s Chairman, Park’s CEO and/or Park’s President or the President of the applicable division of PNB.

Associates of the Company should ask themselves the following questions when considering a job outside the Company: Is there a conflict of interest? Will it adversely affect the Company? Will the job interfere with the time and attention that must be devoted to my job duties, responsibilities, or other obligations at the Company? Will Company property or equipment or use of proprietary information (such as mailing lists, computer systems, etc.) be involved? If the answer to any of these questions is "yes," the second job cannot be accepted. Regardless of whether a conflict of interest exists, any outside employment must be communicated to the associate’s supervisor.

Service with constructive nonprofit, community and charitable organizations and participation in civic affairs are strongly encouraged. There are cases, however, when such organizations may have business relationships with the Company or one of the divisions of PNB which involve the handling of confidential information, such that an associate’s service with or participation in such organization might result in a conflict of interest. Associates must be sensitive to such potential conflicts of interest. In addition, as an officer or board member of a nonprofit, community or charitable organization, an associate of the Company is not to participate in any deliberations, decisions or votes involving the Company.

Fiduciary
No associate of the Company shall accept appointment of or continue to act as a fiduciary or co-fiduciary in the case of any trust, estate, agency, guardianship or conservatorship of an estate or custodianship, or act as an investment counselor or estate appraiser (other than in the course of employment with the Company); unless the creator of the relationship — or the ward in the case of a guardianship or conservatorship — is a member of the associate’s family or a close personal friend. This provision can be waived, on a case-by-case basis, by express prior written approval of Park’s Chairman, Park’s CEO and/or Park’s President or the President of the applicable division of PNB.

In the event that an associate is serving as a fiduciary or co-fiduciary of any trust, estate, agency, guardianship or conservatorship of a customer of the Company in compliance with this Code of Ethics, such associate may not be assigned to service such account and must consider and adhere to the conflict of interest provisions of this Code of Ethics.

Gifts, Fees, Gratuities, and Other Payments from Customers, Suppliers or Third Parties
Federal law (including the Bank Bribery Amendments Act of 1985) prohibits officers, directors, associates, and agents of the Company from (1) soliciting for themselves or for a third party (other than the applicable division of PNB) anything of value from anyone in return for any business, service or confidential information of the Park subsidiary with which they are associated, and (2) accepting anything of value (other than a bona fide salary, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual course of business as provided in 18 U.S.C. § 215(c)) from anyone in connection with the business of the applicable division of PNB with which they are associated, either before or after a transaction is discussed or consummated.

18 U.S.C. § 215 is intended to prevent a pay-off to officers, directors, associates, or agents of a Park subsidiary as a quid pro quo either to induce a particular transaction or as a "gratuity" in support of a particular transaction. Thus, where a benefit is given or received as a result of a banking transaction, the statute may be violated. However, it is not intended to proscribe the receipt of gratuities or favors of nominal value when it is clear from the circumstances that (1) a customer is not trying to exert any influence over or reward the officer, director, associate, or agent of the Park subsidiary in connection with a transaction and (2) the gratuity or favor is, in fact, unsolicited.

In addition, officers, directors, associates, and agents may not accept anything of value (e.g., payments, gifts, tangible items or special privileges) in exchange for referrals or other recommendations of business, if such acceptance would be in violation of any applicable law, rule or regulation (including, without limitation, the Real Estate Settlement Procedures Act).

Some of our business acquaintances customarily distribute small gifts during the holidays and on other occasions. In the event of receipt of such a gift or an entertainment opportunity, each director, officer, associate, and agent (when acting for, on behalf of or in the name of the Company) must decide conscientiously whether or not acceptance would give rise to a feeling of obligation, or could lead to misinterpretation. Gifts, benefits, or unusual hospitality that might tend to influence one in the performance of his or her duty, or to create the appearance of impropriety or undue influence, must not be accepted. Such gifts, benefits or unusual hospitality do not include gifts of nominal value, or gifts which serve as general advertising for the donor, or discounts or special concessions available to all associates, or hospitality which is casual and limited to a normal situation. As a further guide to what may or may not be acceptable, associates should ask themselves whether (1) in the judgment of business associates or disinterested parties, such acceptance might seem to impair their ability to act at all times solely in the best interests of the Company, (2) the gift could give the appearance of being solicited or requested and (3) the gift is intended to, or appears to be intended to, influence or reward a business decision or transaction involving the Company.

If an officer, director, or agent receives a personal benefit that is not clearly reasonable and business-related, he/she must report it to the Park Audit Committee. If an associate receives a personal benefit that is not clearly reasonable and business-related, he/she must report it to Park’s Chairman, Park’s CEO and/or Park’s President or the President of the applicable division of PNB with which the individual is associated. The Park Audit Committee, Park’s Chairman, Park’s CEO and/or Park’s President or the President of the applicable division of PNB, as the case may be, shall have the right to determine in advance that any such personal benefit does not constitute a conflict of interest in violation of this Code of Ethics and/or to require that such personal benefit be returned to the provider and/or reimbursed by the Company.

Giving Gifts
While giving gifts to customers or other officers, directors, associates or agents of the Company may be warranted by legitimate business reasons in certain circumstances, such gifts are to be reasonable and customary for such circumstances and are not to be in the form of cash. Officers, directors, associates and agents of the Company are never to give a gift with the intent to influence a business decision. In addition, officers, directors, associates, and agents are never to give anything of value (e.g., payments, gifts, tangible items or special privileges) in exchange for the referrals or other recommendations of business, if such gift would be in violation of any applicable law, rule or regulation (including, without limitation, the Real Estate Settlement Procedures Act). The giving of anything of value to federal, state, local or foreign government officials or employees is to be approved by Park’s Chairman, Park’s CEO, Park’s Chairman of the Executive Committee or Park’s President.

Dealing Fairly With Customers, Suppliers, and Other Associates
No officer, director, associate, or agent of the Company may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Officers, directors, associates, and agents of the Company may not offer or make payments of any kind, whether of money, services or property, to any domestic or foreign public official or provide personal benefits that are not clearly reasonable and business-related to any associate, or representative of any organization seeking to or doing business with the Company. If there is any question as to whether any such personal benefit is clearly reasonable and business-related, an officer, director, or associate must seek pre-approval from the Park Audit Committee, Park’s Chairman, Park’s CEO and/or Park’s President or the President of the applicable division of PNB.

Except for pricing and packaging of services established by PNB, associates may not extend credit, lease or sell property, provide services or base interest rates or prices on the condition that a customer (1) obtain credit, property, products or services from PNB, (2) provide credit, property, products or services to PNB or (3) avoid obtaining any credit, property, products or services from a competitor of PNB.

All Company associates are required to understand and execute on their responsibility to report customer complaints and inquiries by following Park’s Voice of the Customer program, policies and procedures for logging complaints in the central database. This system is designed to monitor and track complaints to resolution. Customer complaints are taken seriously and corrective action will be taken to protect both the Company and customers from potential reputational and financial harm, thereby maintaining public confidence and reducing compliance risk.

Competition
The Company believes that open and honest competition in the marketplace is healthy and must always be positive, not negative. Any collusion with competitors about the pricing of financial services, interest rates or otherwise engaging in any activity that has the effect, directly or indirectly, of lessening competition, is not permitted.

Associates must avoid portraying competitors of the Company, or the Company itself, in a negative or adverse way. Associates have a duty to portray the Company in the best possible light when communicating with clients, friends, neighbors and any current or potential clients.

Political Activities
Neither Park nor any of its subsidiaries will make any contribution or expenditure, either directly or indirectly, to, or for the benefit of, use of, in support of, or in opposition to, any political party, candidate, political committee, or for any non-public issue purpose. The Company will not reimburse any person for any such contribution or expenditure. This policy relates to the use of Company funds only, and in no way is intended to discourage officers, directors, associates, and/or agents from making personal contributions to individual candidates, political parties, or political action committees.

It is contrary to the Company’s Code of Ethics to permit the payment of funds of any subsidiary of Park, or use of Company property, either directly or indirectly, to secure favored business treatment for the applicable subsidiary. In addition, Company property or funds cannot be used to support a campaign for public office. This includes the use of Company personnel and equipment such as telephones, copy machines, postage, etc.

The Company may make political loans in connection with campaigns provided that such loans are made (1) in accordance with applicable banking laws, rules and regulations; (2) in the ordinary course of business; (3) in accordance with the Company’s internal loan policies; and (4) in conformity with all applicable federal, state and local laws, rules and regulations.

Directors, officers, associates, and agents of the Company may engage in political activity (serving, for example, as a campaign treasurer). Associates must inform the persons to whom they report and be very careful not to allow their activity to interfere with their work-related responsibilities. This means such activity would ordinarily be confined to the evenings and weekends and only occasionally and exceptionally would it be engaged in during business hours. When engaging in personal political activities, any director, officer, associate, or agent of the Company must ensure that such person represents himself/ herself as an individual and does not appear to represent the Company in any way.

Any associate of the Company who is considering becoming a candidate for any elected public office, engaging in outside employment under any governmental unit, or being appointed to any governmental position must inform and obtain prior approval from Park’s Chairman, Park’s CEO, Park’s Chairman of the Executive Committee and/or Park’s President, or the President of the applicable division of PNB.

Dishonesty and Breach of Trust
An officer, director, associate, or agent shall not use his/her position at the Company to commit an act that would be considered illegal (e.g. theft, falsifying records, forgery, check kiting, etc.).

All officers, directors, associates, and agents must conduct themselves with honesty and integrity at all times. Suspicious activities must be reported to the Internal Audit Department of Park or Human Resources Department of PNB, or through the confidential PRK Improvement Line (see page 2.) Upon receipt of such report, the PRK Investigation Team, comprised of Internal Audit, Fraud and Security, and Human Resources officers, will conduct an investigation. All officers, directors, associates, and agents are to cooperate with any investigation. Withholding information, lying to investigators, or impeding an investigation in any way, will be cause for immediate termination of employment. All legal violations will be referred to the appropriate police agency for prosecution.

Compliance with Applicable Laws, Rules and Regulations
The Company expects that each and every officer, director, associate, and agent of the Company will comply with all applicable federal, state, local and foreign laws, rules and regulations governing the Company's business, including insider trading laws. If a law conflicts with this Code of Ethics, comply with the law. If you are unsure, ask. In addition, all officers, directors, associates, and agents are required to respond honestly and candidly when dealing with the Company’s independent auditors and internal auditors, examiners, regulators and legal counsel.

To protect Park and its subsidiaries (including the divisions of PNB) and combat money laundering, terrorist financing or other criminal activity, we must comply with the Bank Secrecy Act (BSA) and Anti-Money Laundering (AML) laws, regulations and guidance. To do so, associates must be able to identify and escalate unusual or suspicious transactions or situations. Associates must exercise good judgment and/or seek guidance related to handling unusual or suspicious activities and report the same through your supervisor and senior leader, the PRK Improvement Line, Park’s Chairman, Park’s CEO, Park’s Chairman of the Executive Committee, Park’s President, and/or the President of the applicable division of PNB.

While these principles are seemingly self-explanatory, at times the application of any particular law, rule or regulation to the Company may not be perfectly clear. Where an associate is unsure or has any question as to the application to the Company of any law, rule or regulation, it is expected that the associate will seek appropriate guidance from the President of the applicable division of PNB. Officers, directors, and agents of the Company should seek guidance from the President of the applicable division of PNB. If outside legal counsel needs to be considered, the Legal Risk Management Policy should be consulted along with Park’s Chief Risk Officer and appropriate business line leader for the area in question. The Park Audit Committee has established a process for the confidential reporting of items, if an acceptable response is not received. Refer to page 2 for information on the PRK Improvement Line. In addition, the Park Audit Committee is specifically empowered to engage non-Company legal counsel if or when it believes such engagement is prudent.

Health and Safety
Associates are our most valuable resource and their health and safety are, therefore, serious concerns. Each associate has responsibility for maintaining a safe and healthy workplace for all associates by following safety and health rules, prompt reporting of accidents, injuries and unsafe equipment, practices or conditions.

In order to prevent accidents and injuries as well as minimize the impact of any such events, each associate should immediately notify his/her supervisor if the associate is injured or becomes ill potentially as a result of his/her work, or becomes aware of any unsafe working conditions. Reporting forms are posted electronically and may also be obtained from a supervisor or the Human Resources Department of PNB.

The Company will not tolerate the use of drugs or alcohol that could imperil the health and well-being of its associates or its reputation. Associates should not engage in situations on behalf of the Company when alcohol consumption causes them to be over the legal limit or impaired in a manner that may reflect poorly on the Company’s reputation. This includes transporting associates or customers in Company-owned or personal vehicles while under the influence of drugs or alcohol. The Company will also not tolerate the abuse of legally-prescribed controlled substances by its associates.

Workplace violence has become a growing problem in our society. For the purpose of addressing this concern, the Company defines workplace violence as any act perceived as threatening, menacing or harmful to an individual, group of individuals, or the Company itself.

The Company does not tolerate violence, or the threat of violence, in the workplace. Violence, or the threat of violence, by or against any associate of the Company, any visitor or any customer is unacceptable and contrary to this policy. Threats include any words or actions that either create a perception that there may be intent to harm any person or property or actually bring about harm. If an associate believes a violation of this policy has occurred, he/she should report it at once to their supervisor, Fraud and Security, and/or Human Resources officers.

Dealing with Auditors, Examiners, Regulators and Legal Counsel
All officers, directors, associates, and agents must respond and deal honestly, factually and candidly with the Company’s independent and internal auditors, examiners, regulators and legal counsel.

It is of critical importance that Park’s filings with the Securities and Exchange Commission, banking regulators and other regulatory agencies and authorities, as well as our other public communications be complete, fair, accurate, timely, understandable and transparent. Depending on your position with the Company, you may be called upon to provide necessary information to assure that Park’s filings and public reports meet these standards.

Maintaining Accurate Records
The Company's books, records and accounts shall accurately and fairly reflect the transactions of the Company in reasonable detail and in accordance with the Company’s accounting practices and policies.

All officers, directors, associates, and agents must comply with all internal control procedures established by the Company for the safeguarding of assets and proper reporting and disclosure of financial information.

In business records and other communications, including any e-mails and internal memos and reports, officers, directors, associates, and agents of the Company are prohibited from falsifying information and are to avoid exaggerations, guesswork or other inappropriate characterizations that may be misinterpreted by others. All records are to be retained and destroyed in accordance with the Company’s document retention policies and procedures. In the event that the disclosure of documents, records or other information is to be compelled in connection with any litigation or governmental investigation, an officer, director, associate, or agent of the Company responsible for such documents, records or other information is to first seek guidance from the Company’s legal counsel.

Personal Investments
In making personal investments, all officers, directors, associates, and agents shall be guided by a keen awareness of potential conflict. Generally speaking, one's own investments should not be such as to influence one’s judgment or action in the conduct of the Company's business or to profit from security transactions made for the Company’s customers.

An officer, director, associate, or agent may not enter into a security transaction for his or her own account under conditions where material, non-public information or any information not generally available to the public is (1) made available to the Company on a confidential basis or for corporate purposes and (2) used as a basis for the individual's action; nor may the individual disclose such information to any unauthorized person. The Company has a comprehensive "Insider Trading Policy" which is applicable to all officers, directors, and associates of the Company as well as to each of their family members. The Company expects that every officer, director, and associate will comply, and will cause their family members to comply, with every aspect of the Insider Trading Policy.

Associates responsible for a relationship with a particular client may not invest in the equity of such client or any subsidiary or affiliate thereof, except that associates may invest in publicly-traded stock provided that: (1) such stock is listed on a national or regional stock exchange; (2) the associate’s ownership in the relevant entity (together with any interest of his/her family members) does not exceed 1% of the outstanding capital stock of such entity; and (3) the associate may not request or accept allocation of stock in a new issue from any dealer or other person if the stock is in an entity that has a relationship (other than a deposit relationship) with the Company.

In addition, associates with power or authority over purchasing goods and/or services from a vendor or supplier of the Company must avoid investments in the equity of such supplier or vendor, except for publicly-traded stock in compliance with clauses (1) – (3) addressed in the immediately preceding paragraph.

Personal Borrowing
Officers subject to Regulation O, as well as associates and other officers of the Company may borrow from PNB, the divisions of PNB or other financial institutions, provided all transactions are at arm's-length, at market prices, and control of the lending situation is clearly in the hands of the lender. An associate may not have lending authority over an account involving the associate, his or her family members or any related interests. Associates are not permitted to borrow from customers or suppliers of the Company. This prohibition does not preclude the Company from entering into a lending relationship with an individual related to the associate by blood or marriage. Only officers and directors subject to Regulation O must report to the Board of Directors of PNB.

It is the policy of the Company that credit standards will be consistent for all loan applications and existing clients regardless of race, color, religion, national origin, age, sex, disability, familial status, marital status, military status, ethnicity, sexual orientation, gender identity or any other legally protected status, provided the applicant meets all other relevant criteria and has the capacity to enter into a binding contract.

You must exhibit the highest caliber of ethical behavior and fiscal responsibility in your own banking relationship with the Company. Moreover, you are expected to abide by your financial obligations to the Company and to any financial institution from which you borrow. This includes ensuring your payments are made on time, sufficient funds are available in the account(s) from which you are intending to withdraw the funds, and that your accounts remain in good standing at all times. Although the Company understands that there may be extraordinary circumstances from time to time that prevent you from meeting these obligations, it is expected that you take full responsibility for proactively communicating any issues to the Company so that appropriate arrangements can be made to address the problem at hand.

Employment of Relatives
Employment of family members of current junior bank officers (defined as Assistant Vice President, Banking Officer and Administrative Officer) and family members of all non-officer associates of the Company is permitted. Employment of family members of senior officers (defined as Vice President and above) may be approved on a case-by-case basis by Park’s Chairman, Park’s CEO and/or Park’s President, but such approval will still preclude the family members from working within the same department and/or having a reporting relationship. (See third and fourth paragraphs below for specific guidance about children of senior officers.)

Occasionally, the Company may employ both spouses, although they will be prohibited from working in the same department or branch office and may not have a reporting relationship. Supervisors/managers/leaders at any level may not hire, promote or directly supervise a family member or common law partner.

The children of senior officers (Vice President and above) and directors of the Company may be employed as temporary help during their student years in any division of PNB or other subsidiary of the Company, including that of the senior officer or director parent, but they are not permitted to report directly to the senior officer parent.

Children of senior officers and directors of the Company are only permitted to have permanent employment in a separate PNB division or Park subsidiary other than that of the senior officer or director parent. Additionally, the position held by children of senior officers cannot have a reporting relationship to the senior officer parent at another PNB division. Exceptions may be made by the President of the applicable division of PNB with which the senior officer or director parent is associated and one of Park’s Chairman, Park’s CEO, Park’s Chairman of the Executive Committee and/or Park’s President.

Giving Advice to Clients or Customers
Clients or customers may occasionally request an opinion on legal or tax transactions. The Company cannot practice law or give legal or tax advice. Accordingly, associates must take care in discussing such transactions so as not to give the impression or allow the client or customer to interpret such discussions as providing legal or tax advice.

Assistance in Meeting the Company's Accounting, Financial Reporting and Disclosure Obligations
In compliance with the rules and regulations of the U.S. Securities and Exchange Commission and NYSE American, the Company is required to issue financial statements in conformity with U.S. generally accepted accounting principles and then make public disclosures regarding certain aspects of its business. It is expected that all officers, directors, associates, and agents of the Company will keep accurate and complete books, records and accounts that enable the Company to meet its accounting and financial reporting obligations. It is expected that any officer, director, associate, or agent of the Company involved in preparing the Company's disclosures, or any associate or officer asked to provide information relevant to such disclosure, will work to ensure that the Company’s public reports and communications are fair, accurate, certifiable, complete, objective, relevant, timely, and understandable.

Any associate or officer who, in good faith, believes that the Company's accounting method is inappropriate or not in compliance with U.S. generally accepted accounting principles, or has concerns about any questionable accounting or auditing matter or any other accounting, internal accounting control or auditing matter, must report this finding directly to Park's Chief Financial Officer or alternatively to the Chief Auditor of Park and, if unsatisfied with the response, directly to the Park Audit Committee. The Park Audit Committee has established a procedure for such reports that ensures the confidentiality of the reporting person. Refer to page 2 for information on the PRK Improvement Line.

In addition, any officer or associate who becomes aware of a material event or fact involving the Company that has not been previously disclosed publicly by the Company must immediately report such material event or fact to Park's Chairman, Park’s CEO, Park’s President, Park’s Chief Financial Officer, or the President of the applicable division of PNB.

Post-Employment Activities
At the time of separation of employment or other termination of service, departing officers, directors, associates, and agents will be required to return all Company property in their possession or control, including but not limited to electronic or written Company documents, electronic files, reports and records containing any Company or non-public information, along with all copies and derivations/summaries thereof. A departed officer, director, associate, or agent remains obligated by law not to disclose to any third party or use for his/her own purposes any confidential or proprietary information to which the officer, director, associate, or agent had access or became aware while employed by or associated with the Company, including confidential information of the Company and of those persons and organizations that have engaged in business with the Company. A departed officer, director, associate, or agent is also expected not to disparage the Company or engage in activity that damages the Company’s reputation or business, since such activity may also be unlawful.

Violations of Policies
There are many other policies that are very important to the Company and its operations. Nothing herein shall relieve any officer, director, associate, or agent of the Company from complying with all other applicable Company policies.

Violations of any of the Company's Board-approved policies may be cause for disciplinary action, including termination of employment or service.

The Company expects full compliance with this Code of Ethics. In that regard, associates are encouraged to report any violation of this Code of Ethics to their supervisor, the Internal Audit Department of Park, the Human Resources Department of PNB, or to the President of their applicable division of PNB. Officers and directors must report any violation of this Code of Ethics to the Park Audit Committee. Officers, directors, associates, and agents may also report suspected violations of this Code of Ethics to a senior officer, the Human Resources Department of PNB, the Internal Audit Department of Park, or the PRK Improvement Line. The Company will not permit any retaliation against an officer, director, associate, or agent who properly reports (to the appropriate personnel) a matter that he or she believes, in good faith, to be a violation of this Code of Ethics or anyone who participates in any investigation of any such violation. Reports to the Park Audit Committee may be made on a confidential basis. Any officer, director, associate, or agent who is found to have violated this Code of Ethics may be subject to discipline, including termination of employment or service.

The Park Audit Committee shall investigate any alleged violation of this Code of Ethics by any of the Company's officers, directors, associates, or agents. In the event that the Park Audit Committee determines that a violation of this Code of Ethics has occurred, the Park Audit Committee shall be authorized to take any action it deems appropriate. If the violation involves an executive officer or director of Park, the Park Audit Committee shall notify Park's Board of Directors and Park's Board of Directors shall take such action as it deems appropriate. In the event that Park's Board of Directors recognizes that a violation by an executive officer or a director of Park has occurred but elects not to take any remedial or other action against the offending executive officer or director, Park shall disclose the facts and circumstances of the election by Park’s Board of Directors to waive the violation of this Code of Ethics by posting the same on Park's web site or by any other such means as may be required under applicable laws, rules and regulations or the requirements of the Securities and Exchange Commission or NYSE American.

Also, nothing in this Code of Ethics affects the general policy of the Company that employment is at will and can be terminated by the Company or the associate at any time and for any or no reason.

ASSOCIATE'S ACKNOWLEDGMENT OF PARK NATIONAL CORPORATION CODE OF BUSINESS CONDUCT AND ETHICS

The foregoing Code of Business Conduct and Ethics (the "Code of Ethics") will not answer or resolve every question you may have. If you are uncertain about what the right thing to do is, you are encouraged to seek the advice and guidance of your supervisor, your Human Resources representative or the President of the division of PNB with which you are associated.

YOU MAY ALWAYS DIRECTLY REPORT ANY MATTER WHICH YOU BELIEVE, IN GOOD FAITH, TO BE A VIOLATION OF THE FOREGOING CODE OF ETHICS TO PARK’S CHAIRMAN OF THE BOARD, PARK’S CHIEF EXECUTIVE OFFICER, PARK’S CHAIRMAN OF THE EXECUTIVE COMMITTEE, AND/OR PARK’S PRESIDENT, OR TO THE AUDIT COMMITTEE OF PARK'S BOARD OF DIRECTORS ON A CONFIDENTIAL BASIS. YOU MAY ALSO CONTACT THE PRK IMPROVEMENT LINE AT 1-800-418-6423 (Ext. 775) OR VIA THE WEBSITE AT www.securityvoice.com/reports.

Associates acknowledge understanding of the Code of Ethics electronically, and agree to be bound by its terms. Through their acknowledgement, they understand they may be subject to disciplinary action, including separation of employment or service, termination of business relationship, and prosecution under applicable law for violating any of the provisions of the Code of Ethics.

DIRECTOR'S ACKNOWLEDGMENT OF PARK NATIONAL CORPORATION CODE OF BUSINESS CONDUCT AND ETHICS

The foregoing Code of Business Conduct and Ethics (the "Code of Ethics") will not answer or resolve every question you may have. If you are uncertain about what the right thing to do is, you are encouraged to seek the advice and guidance of outside legal counsel to Park National Corporation ("Park") or other legal counsel designated by the Audit Committee of the Board of Directors of Park.

YOU MAY ALWAYS DIRECTLY REPORT ANY MATTER WHICH YOU BELIEVE, IN GOOD FAITH, TO BE A VIOLATION OF THE FOREGOING CODE OF ETHICS TO THE AUDIT COMMITTEE OF PARK’S BOARD OF DIRECTORS OR THE FULL BOARD OF DIRECTORS OF PARK.

I have read and understand the foregoing Code of Ethics, have been given a copy to retain for my reference, and agree to be bound by its terms. I understand I can be subject to discipline, removal for cause as a member of the Board of Directors/Advisory Board on which I serve and prosecution under applicable law for violating any of the provisions of the Code of Ethics.

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